Exhibit 99.1

Z Trim Holdings, Inc. Annual Shareholders Meeting Highlights:

Company Displays Impressive Array of Foods Incorporating Z Trim Currently Available in Grocery Stores

New Director Elected, Shareholders Authorize 30 for 1 Reverse Split of Common Stock—Management Reports Progress on Growth Plan

MUNDELEIN, Ill., January 6, 2008 / PRNewswire/ -- Z Trim Holdings, Inc. (OTC: ZTMH.OB) reported today the results of its December 30, 2008 annual shareholder meeting. With approximately 50 shareholders in attendance, the meeting featured frank discussion by President and Director Steve Cohen on the aggressive direction the Z Trim management team and board of directors are pursuing to advance Z Trim as one of the most important food innovations in recent history.  Cohen discussed the Company’s progress over the previous year and immediate planning priorities. He then addressed questions and comments from shareholders in attendance.

Demonstrating the unique attributes and versatility of Z Trim, the meeting featured a delicious presentation of prepared foods showcasing the multifunctionality of the ingredient, including meats, dips, soups, calzones,  biscuits with honey butter and various desserts including cheesecake and cookies. All dishes were accompanied by displays featuring nutritional profiles and attributes printed on menus and tent cards. The calories from fat in common foods were reduced anywhere from 30% to 80% without compromising taste, while moisture control, volume extension, and fiber supplementation were listed among the many other attributes Z Trim brings to formulations across the spectrum of food categories presented.  Also on display were items made by customers of the Company and currently available on the market, including a variety of salad dressings from Heinz, Ken’s Foods, and Supreme Oil, respectively, egg frittatas by Hans Kissle, frozen entrees by Chef Papillote and a variety of dressings and sauces made by Walden Farms.

Shareholders listened intently to the presentations by board member Triveni Shukla, PhD, and Chief Financial Officer Brian Chaiken.  At the conclusion of the meeting, the Directors, Management and staff of Z Trim made themselves available to carry on individual discussions with shareholders over the buffet sampling of foods made with Z Trim.

Five nominees were elected to the board to serve until such time as respective successors are duly elected. One of the five directors is new to the board.  Elected to the board are: Triveni Shukla, PhD.; Mark Hershhorn, Steve Cohen, Brian Israel and Sheldon Drobny (see bios, below).

Specific vote outcomes for the five directors were as follows:

Name of Nominee	Votes For (on a cumulative basis)
Steven J. Cohen	56,479,682
Triveni Shukla	56,472,822
Brian S. Israel	56,022,290
Mark Hershhorn	56,035,024
Sheldon Drobny	56,005,648

The shareholders considered also whether to amend the corporate By-Laws to eliminate cumulative voting provisions. There were 19,595,993 votes cast in favor, 2,293,805 votes cast against, 462,126 abstentions and 36,126,178 broker non-votes, which vote was not sufficient for approval and the measure did not pass.

 In addition, the shareholders voted on whether to authorize the board of directors to effect a 30:1 reverse split of the Company’s common stock on or before June 30, 2008.  There were 53,029,478 votes cast in favor, 4,668,004 votes cast against and 780,619 abstentions, which vote was sufficient for approval and the measure passed with 68% voting “for” and 6% voting “against.”

“We are very excited about the changes and growth the future holds for Z Trim.  The shareholders have demonstrated their vision by voting for a lean board and supporting an initiative that will allow the Company to effect a meaningful and value-driven capital structure that we expect will enhance the Company’s growth,” said Steve Cohen, President and Director of Z Trim Holdings, Inc. “2009 will be an exciting year for Z Trim and its shareholders, and we look forward to working hard to build upon our successes and delivering value to our shareholders.”

BIOS OF THE MEMBERS OF THE BOARD OF DIRECTORS

STEVE J. COHEN, the Company's President has been employed by Z Trim since 2002 when he was hired as its director of investor relations.  He was promoted to Vice President of Corporate Development in 2003 and to President in March of 2006 when he also began serving on the Board of Directors.  In August of 2007 Mr. Cohen assumed the role of chief executive officer.  Prior to joining Z Trim, Mr. Cohen had 25 years' experience at the Chicago Mercantile Exchange where he worked in various brokerage house positions as well as a trader. Mr. Cohen attended college at the University of Illinois and Oakton Community College.  Mr. Cohen was a member of the U.S. Olympic team at the 1988 Olympics in Seoul and was a coach for the U.S. Olympic Team at the 2000 Olympics in Sydney Australia.

TRIVENI P. SHUKLA, Ph.D. is the Executive Vice President, Manufacturing & Technology for Z Trim Holdings, Inc., and has been with the Company since January 1, 2004, and was appointed to serve as a director on December 19, 2007.   Prior to joining Z Trim, Dr. Shukla was the President of F.R.I. Enterprises LLC from 1985 through March 2003.  Dr. Shukla served as Corporate Manager, R&D, Technical Service, and Engineering for the Krause Milling Company, which became part of ADM in 1985, from 1973 through 1984.  Dr. Shukla served as Associate Director, Research and Planning, for Phelco-Land O’Lake from 1969 through 1973. He was in charge of quality control for the National Dairy Research Institute, India and was the youngest gazetted Officer approved by Union Public Service Commission, India.  Dr. Shukla was a third party expert for International Finance Corporation/Word Bank from  1991 through 2001. Dr. Shukla has provided advisory services to the following companies around the globe: US Feed Grains Council, Indian Council of Agricultural Research, Winrock International, Labbat Anderson Group,  Anheuser-Busch,  A.E. Staley, American Maize Co., Bimbo (Mexico), Cedarburg Dairy/Kemp, Cargill, ConAgra, Experience Inc., Frigo Cheese Co./Unigated Ltd., Grupo Minsa s.a. de c.v. (Mexico), Heinz Co./Ore-Ida Foods, Heinz Co./Foodways Natl., Hershey Foods Corporation, Illinois Cereal Mills, Kraft-General Foods,  Mexican Accent Inc., Monsanto Company, Nabisco Brands, National Honey Board, Nagarjuna Chemicals and Vertilizers, India, Oscar Meyer Foods/Philip Morris, Procter & Gamble, Quaker Oats, Sigma Alimentos/Grupo Alpha (Mexico), Group Minsa of Mexico and Matrix Group of Malaysia.  Dr. Shukla’s advisory services have been of the nature of privatization, business planning, innovation and R&D, plant start-up, and management of intangible assets.  Dr. Shukla has designed turnkey facilities in Colombia, India, Malaysia, and Taiwan.  Some of Dr. Shukla’s accomplishments include:

·      Congressional Liaison, Institute of Food Technology’s research Committee
·      Chairman, Technical Board, American Corn Miller’s Federation, Washington, D.C.(1977-1984)
·      Industry Member USDA’s NC-51 (1980-84)
·      Panelist at Harvard’s Agriculture and Biotechnology Program
·      Member, Scientific Advisory Panel, American Association of Cereal Chemists(1999-Present)
·      Cornerstone Member, Council of Agricultural Science and Technology
·      Member, Board of Directors, Matrix Specialties, K.L., Malaysia
·      Business Planning Advisor to Universal Food’s, Milwaukee, WI and Pinahs Co., Waukesha, WI

Dr. Shukla received his B.Sc. (Agricultural Engineering) from the University of Gorakhpur, India, First in the University, and his M.Sc. (Food/ Engineering) from Agra University, India, First in the Faculty of Agriculture, and his Ph.D. (Food/Dairy Technology) from University of Illinois, Urbana-Champaign.

BRIAN S. ISRAEL was appointed on May 23, 2007 to fill a vacancy on the Company’s Board of Directors.  He presently serves as Chairman of the Compensation and Nominating Committees and as interim Chair of the Audit Committee until a permanent Chair is appointed subsequent to the 2008 Annual Shareholders meeting. Mr. Israel spent more than 20 years in the real estate finance industry, during which he managed teams responsible for production, operations, risk management, product and policy development, technology and project management functions for a major national lender and a large regional commercial bank. In his most recent position, he served From March 1989 to January 2004 as Vice President and Division Administrator for the Residential Mortgage Division of Harris Trust and Savings Bank's Consumer lending Center. Since retiring from the corporate world in January of 2004, he has dedicated his time and energy primarily to Community Service in the non-profit sector as President of the River North Residents Association, which works with city officials and local businesses to enhance the quality of life for nearly 10,000 members through advocacy for responsible development and commerce, improvements to infrastructure and amenities, and the creation, protection and improvement of public open space.

Mr. Israel is a Mentor and a member of the Advisory Council of Big Brothers Big Sisters of Metropolitan Chicago, President of the Chicago Hospitality Resource Partnership, and a member of the Ely Chapter of Lambda Alpha International.  He also provides strategic planning, training and project management services to businesses and non-profit entities as an independent consultant and serves as President of North Shore Custom Homes, Ltd., a developer of upscale residential real estate.

MARK HERSHHORN has a background in the marketing and operations of nutrition systems, food industry marketing and transactional television.  Mark was appointed to the Company’s Board of Directors at the last shareholder meeting, held on December 19, 2007.  From August 1998 to present, Mark has served as President and co-owner of CKS & Associates Management LLC; President and CEO of CKS & Associates; CEO of Midwest Real Estate Investment LLC; General Partner of New Horizons West LLP, and CEO of New Horizons Real Estate Holdings LLC.  During much of the 1990’s, Mark served as  President, CEO and director of National Media Corporation (NYSE-NMC) and as Chairman of the company’s international subsidiary, Quantum International Ltd.  Prior to that, Mark served as Senior Vice President of food operations and joint ventures for Nutri/System, Inc.  During the 1980’s, Mark was Chief Financial Officer, Treasurer, Vice President and director of the Franklin Mint.  Mark has also held positions with companies such as Price-Waterhouse, Pfizer Diagnostics, and Wallace and Wampole Laboratories.  Mark received his BS Degree in Economics from Rutgers University and an MBA from the Wharton School of Finance, University of Pennsylvania.

SHELDON DROBNY has a long and distinguished background in the accounting and financial industries.  He has held the position of Chairman and Principal of Paradigm Group II LLC (“Paradigm”) from 1991 to date.  Paradigm is an investment firm he founded with over $200 million worth of investments in over 40 companies.  He is a board member of numerous Paradigm Group II portfolio companies, including:  Cypress Bioscience (Chaired Audit Committee), TL Contact, XML Global (Chairman), Vertaport, Inc. and others.  Sheldon started his career with the Internal Revenue Service, and then became the managing partner in the firm of Adler Drobny Fischer LLC.  He received his Bachelor of Science in Business Administration from Roosevelt University. He is a Certified Public Accountant, having received the Elijah Watts Sells award, given to the top 25 out of 20,000 CPA candidates in the United States.  He is also admitted to practice before the U.S. Tax Court as a non-attorney, one of fewer than 200 non-attorneys to receive such distinction.  He is affiliated with the following organizations:  American Institute of Certified Public Accountants, Illinois CPA Society, University of Illinois Foundation Member, University of Illinois Chicago Circle Campus – Board of Visitors, University of Illinois Presidents Council – Certificate of Appreciation, Woodrow Wilson Council of the Woodrow Wilson International Center for Scholars, Simon Wiesenthal Center – International Leadership Council.

ABOUT Z TRIM®

Z Trim Holdings, Incorporated, http://www.ztrim.com, partners with the food industry in the deployment of solutions and technologies built around cutting edge dietary fibers, blends and custom emulsions.  Innovation for health and wellness is built into our business model with components of capital value added, process value added, product value added, market value added, and R&D value added.

Z Trim and Z Trim/NanoGum Blends are natural, functional food ingredients emulsifiers and stabilizers made from the hulls of either corn OR oat. Z Trim is versatile and can serve as a fat replacement, thickening agent or emulsifier with texturization, binding, shaping, suspension, water control and pH balance attributes. Z Trim represents a natural and frequently cost competitive alternative or complement to many of the oils, gums and starches it can replace. Because Z Trim is non-caloric dietary fiber, replacement of added fats with Z Trim can achieve up to 80% calorie reduction in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.
Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements.  Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to material weaknesses in internal control over financial reporting, our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact:          Angela Strickland
Voice:             (847) 549-6002
Email:              angela.strickland@ztrim.com